EX-99 a(v)

CERTIFICATE OF AMENDMENT

of

Agreement and Declaration of Trust

of

Franklin Templeton Variable Insurance Products Trust

The undersigned certify that:

1. They constitute a majority of the Trustees of Franklin Templeton Variable Insurance Products Trust (the “Trust”), a Massachusetts business trust.

2. They hereby adopt the following amendment to the Agreement and Declaration of Trust, dated April 26, 1988, as amended from time to time, of the Trust, which amends the subsection of the Agreement and Declaration of Trust entitled “(h) Combination of Series.” of Article III, Section 6, by adding at the end of that subsection the following:

“Subject to applicable law, the Trustees may also from time to time, without the approval, vote or consent of shareholders of any Series or class, combine, merge or otherwise consolidate the Shares of two or more classes of Shares of a Series with and/or into a single class of Shares of such Series, with such designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other characteristics as the Trustees may determine; provided, however, that the Trustees shall provide written notice to the affected shareholders of any such transaction. Such transactions may be effected through share-for-share exchanges, transfers or sales of assets, shareholder in-kind redemptions and purchases, exchange offers, or any other method approved by the Trustees.”

3. It is the determination of the Trustees that approval of the shareholders of the Trust of this amendment to the Agreement and Declaration of Trust is not required by the Investment Company Act of 1940, as amended, or other applicable law. This Amendment is made pursuant to Article III, Section 5 of this Agreement and Declaration of Trust which empowers the Trustees to change provisions relating to Shares of the Trust and to Article VIII, Section 9 which empowers the Trustees to amend the Agreement and Declaration of Trust by an instrument in writing signed by a majority of the then Trustees.

IN WITNESS WHEREOF, the Trustees named below have signed their names thereto this 16th day of March, 2004.

/s/ Charles B. Johnson	/s/ Rupert H. Johnson, Jr.
Charles B. Johnson	Rupert H. Johnson, Jr.

/s/ Frank H. Abbott, III	/s/ Harris J. Ashton
Frank H. Abbott, III	Harris J. Ashton

/s/ Robert F. Carlson	/s/ S. Joseph Fortunato
Robert F. Carlson	S. Joseph Fortunato

/s/ Frank W.T. LaHaye	/s/ Gordon S. Macklin
Frank W.T. LaHaye	Gordon S. Macklin

/s/ Christopher H. Pinkerton
Christopher H. Pinkerton